EXHIBIT 11
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                       MENTOR CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           THREE MONTHS ENDED JUNE 30,

                                                                               1996                        1995
PRIMARY:


Primary Earnings                                                             $7,089                       $5,484


Average Shares Outstanding                                                   24,847                       22,960

Net effect of dilutive stock options - based on the treasury
stock method using average stock market price                                 1,454                        1,150


Total Shares for Primary Earnings                                            26,301                       24,110



Primary Earnings Per Share                                                    $0.27                        $0.23


SUPPLEMENTAL AND FULLY DILUTED:


Primary Earnings                                                             $7,089                       $5,484


Interest and Related Expenses on 6 3/4% debentures eliminated                    --                          165


Fuly diluted earnings                                                        $7,089                       $5,649


Average Shares Outstanding                                                   24,847                       24,654

Net effect of dilutive  stock options - based on the treasury stock method using the higher of ending and average
stock market prices                                                           1,529                        1,404

Additional shares issued in assumed conversion of 6 3/4% debentures at
16.50 per share                                                                  --                           52


Total shares for supplemental/fully diluted                                  26,376                       26,110



Fully Diluted Supplemental Earnings Per Share                                 $0.27                        $0.22

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Note: In June 1996 the Company's 6 3/4% Sub-ordinated  Convertible Debenture was converted into shares of Common stock. The Supplemental calculation is presented in lieu of the fully diluted calculation and assumes the conversion took place at the beginning of the period. This calculation also adds interest expense for the period, net of tax, back to net income.

Note: The shares outstanding for 1995 have been adjusted to reflect a two-for-one split of the Company's Common Stock in the form of a 100 percent stock dividend effective September 27, 1995.



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Pursuant  to the  requirement  of the  Securities  Exchange  Act  of  1934,  the
Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.




MENTOR CORPORATION
(Registrant)





DATE:             August 13, 1996           BY: /s/ANTHONY R. GETTE
                  Anthony R. Gette
                    President and
                    Chief Operating Officer



DATE:             August 13, 1996           BY: /s/GARY E. MISTLIN
                  Gary E. Mistlin
                    Chief Financial Officer



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